Exhibit 99.1

Company Contacts:	Nelson M. Sims
President & CEO
Dennis W. Genge
Chief Financial Officer Novavax, Inc.
484-913-1200

Communications Contacts:	Alison Ziegler
Financial Relations Board
212-445-8432

NOVAVAX, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS

MALVERN, PA, NOVEMBER 3, 2004 — NOVAVAX, INC. (NASDAQ: NVAX) today announced its financial results for the third quarter ended September 30, 2004.

The net loss for the third quarter of 2004 was $2.7 million, or $0.07 per share, compared to a net loss of $3.4 million, or $0.11 per share, for the third quarter of 2003. The lower net loss was primarily related to a previously announced $11.2 million gain on the redemption of notes related to the King Pharmaceutical transaction, offset by a decrease in revenues, a $1.3 million non-recurring reserve for anticipated returns of vitamin products, a one-time charge of $0.7 million for exiting our Columbia, MD facility and increased operating expenses, primarily related to the marketing of ESTRASORB®. Excluding the gain on the redemption of debt and the one-time charges, the net loss for the third quarter of 2004 would have been $11.8 million, or $0.31 per share. Average shares outstanding for the current quarter were 38.6 million compared to 30.1 million in the comparable quarter of 2003, primarily due to Novavax’s public offering of 4.5 million shares in November 2003 as well as the approximately 3.8 million shares issued to King and the private placement of 952,381 shares in conjunction with the King transaction. The net loss for the first nine months of 2004 was $15.6 million, or $0.43 per share, compared to a net loss of $14.2 million, or $0.49 per share, for the prior year period. Excluding the gain on the redemption of debt and the one-time charges, the net loss for the first nine months of 2004 was $24.8 millions, or $0.69 per share.

Gross product sales for the 2004 third quarter were $1.2 million, which were offset by the $1.3 million non-recurring reserve and actual product returns. This one-time reserve was based on estimated current wholesaler inventory levels compared to projected demand until product expirations. With ESTRASORB initial stocking orders of $1.5 million occurring primarily in the previous quarter, third quarter revenue of ESTRASORB was $0.2 million, which was in line with Company expectations. Net product sales for the third quarter were $(0.7) million compared to $3.6 million in the prior year period. Revenue from research and development contracts increased to $0.7 million in the quarter from $0.6 million in the third quarter of 2003. Total revenues for the third quarter were $(11.0) thousand compared to third quarter 2003 revenues of $4.3 million.

For the nine months ended September 30, 2004, total revenues were $6.2 million compared to total revenues of $7.7 million for the prior year period, a decrease of $1.5 million, or 20%. Product sales were $4.2 million in the current period, a decline of $2.3 million over the same period in 2003, primarily due to the reduction in sales and returns of legacy products, the $1.3 million non-recurring reserve mentioned above, partially offset by initial shipments and sales of ESTRASORB of $1.7 million. Revenues year-to-date also included $1.9 million from research and development contracts compared to $1.0 million in 2003 and $125,000 in milestone and licensing fees.

Operating expenses for the three months ended September 30, 2004 were $2.3 million, which includes the $11.2 million gain on the redemption of notes as well as the $0.7 million for facility exit costs. Excluding this gain and one-time charge, operating expenses would have been $12.7 million compared to total operating expenses in the year ago period of $7.2 million, an increase of $5.5 million, or 76%. Costs of

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NOVAVAX, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS

products sold were $0.4 million in the quarter, a decrease of $0.4 million compared to $0.8 million in the prior year period as a result of the decline in total revenues. Selling and marketing costs were $8.9 million compared to $2.0 million incurred during the same period in 2003, an increase of $6.9 million. This planned increase reflects the costs associated with the launch advertising and promotion of ESTRASORB, and the addition of 50 sales personnel and assumption of full marketing responsibility of ESTRASORB as a result of the termination of our co-promotion agreement with King. General and administrative expenses in the quarter were $1.9 million compared to $1.9 million for the third quarter of 2003. Research and development expenses were $1.6 million in the third quarter of 2004 compared to $2.6 million in the prior year period, a decrease of 39%. This decrease was the result of manufacturing start up costs, which had previously been classified under research and development prior to April 2004, now being accounted for under cost of products sold and inventory due to the launch of ESTRASORB.

Operating expenses for the nine months ended September 30, 2004 were $20.8 million compared to $20.7 million in 2003. Excluding the previously reported gain and one-time charge, operating expenses would have been $31.2 million in the period, an increase of $10.5 million. Selling and marketing expenses were $17.3 million compared to $6.1 million for the prior year period, an increase of $11.2 million. General and administrative expenses in the period were $6.0 million versus $5.6 million for the comparable period of 2003, an increase of 8%. Research and development expenses were $5.8 million compared to $7.7 million in the prior year period, a decrease of $1.9 million or 24%.

Nelson M. Sims, President and Chief Executive Officer of Novavax, stated, “While revenues from our legacy products did not meet expectations in the quarter due to generic and new product competition not factored into our customer’s 2002 and 2003 orders, we have taken action by booking a reserve for projected returns related to product expiration. Sales of ESTRASORB, after initial shipments of $1.5 million in the second quarter launch period, were on track at approximately $250,000. We expect sales to begin to accelerate in the fourth quarter as wholesalers work down their initial inventory. Monthly prescription growth rates to date are encouraging and we continue to focus all our efforts to accelerate this growth. We also have opportunities to improve our cost of goods for ESTRASORB, including a new high-speed packaging line, for which we have filed a CBE 30 in October, and a new pump bottle that is under development.”

“On the marketing front, in July we reacquired all rights to ESTRASORB from King Pharmaceuticals. We have been busy during the quarter realigning and strengthening our combined sales force. Today our sales force numbers 119 and we have another 10 scheduled to start training, putting us on tract to reach our goal of 133 by the end of November. We continue to be encouraged by the gains transdermals are making in the marketplace, patient acceptance of ESTRASORB and the ability of our sales force to succeed in educating OGBYNs on the advantages of ESTRASORB. Once women start using ESTRASORB, we are seeing strong therapy continuation. We have significant data that supports that we have an excellent product and as we continue to educate physicians and women about ESTRASORB, we believe we will continue to experience market share gains.”

“With the initial success of ESTRASORB and the greater recognition of the value of the micellar nanoparticle technology platform, doors are opening with product development and partnering opportunities. We are in discussions for a marketing partner for ESTRASORB and are focusing on rapidly moving ahead with the development of ANDROSORB™ and other pipeline products. In addition, several companies have approached us with interest in applying our micellar nanoparticle technology to their own products outside the area of hormone therapy.”

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NOVAVAX, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS

“On the vaccine front, we have streamlined the number of initiatives and improved our focus on higher value programs. Today we are moving away from a solely service-based vaccine company to one also focused on developing proprietary vaccines that meet urgent medical needs. We also focus on programs that have low technical barriers, attractive markets, and are in areas where our cell-based VLP technology has clear competitive advantages. One specific example of our technology is the egg-less manufacturing of influenza vaccines.”

“We have accomplished significant milestones during the third quarter of 2004. These include the full launch and promotion of ESTRASORB, the successful move to Malvern, PA, the completion of the King Transaction, the private placement of $35 million of convertible notes, and the issuance of $5 million of common shares. Finally, we developed three new non hormone products in the pipeline, all of which are currently in the stability phase of preclinical development.”

Mr. Sims concluded, “We have a strong management team and recently welcomed Dr. Stephen Bandak as our new Vice President of Medical Affairs. Steve will be instrumental in the development of our pipeline. With full control over our women’s health portfolio, the opportunity for strategic partnerships and a recently strengthened balance sheet, we are in the best position in Company history. We have many positive initiatives in the works and look forward to reporting on our successes in the upcoming months.”

Conference Call and Webcast Details
 Novavax will hold a conference call at 10:00 AM ET on Thursday, November 4, 2004 to discuss its financial results and provide an update on its vaccine business and new business development opportunities. Interested parties are invited to listen to the call live over the Internet and view the accompanying slides at www.novavax.com, www.fulldisclosure.com or by dialing 800-366-3908. International participants should call (303) 262-2141. For interested individuals unable to join the call, a replay of the teleconference will be available on www.novavax.com and www.fulldisclosure.com. A replay will also be available until November 11, 2004, by dialing 800-405-2236 or (303) 590-3000, passcode 11013357.

About Novavax
 Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on drug delivery and vaccine development. Novavax sells, markets, and distributes a line of women’s health prescription pharmaceuticals through its specialty sales force calling on obstetricians and gynecologists throughout the United States. Products include ESTRASORB®, its topical emulsion for estrogen therapy, Nestabs®, NovaNatal® and NovaStart®, a line of prescription prenatal vitamins, Gynodiol® (estradiol tablets, USP), an oral form of estrogen therapy, AVC™ Cream (sulfanilamide vaginal cream) for vaginal infections and Analpram HC®, a prescription corticosteroid and antipruritic product for hemorrhoids. Novavax’s micellar nanoparticle technology involves the use of patented oil and water emulsions that it believes can be used as vehicles for the topical delivery of a wide variety of drugs and other therapeutic products, including hormones. In addition to ESTRASORB®, Novavax has several product candidates utilizing this technology in human clinical trials or in pre-clinical development, including ANDROSORB™, a topical testosterone emulsion that has completed two Phase I clinical trials. Novavax has other drug delivery technologies, such as its Novasome® and Sterisome® technologies, that are being utilized to develop other products. Novasomes are used as adjuvants to enhance vaccine effectiveness and Sterisomes are used for the delivery of long acting drugs in subcutaneous injections. In addition, Novavax conducts research and development on preventative and therapeutic vaccines and proteins for a variety of infectious diseases, including smallpox, HIV, influenza, and E-selectin tolerogen for the prevention of stroke.

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NOVAVAX, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2003, and Form 10Q for the quarters ended March 31, 2004 and June 30, 2004 incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Forms 10K and 10Q. Copies of the filing may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.

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NOVAVAX, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS

NOVAVAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues
Net product sales	$(664)	$3,647	$4,190	$6,508
Contract research and development	653	560	1,899	1,017
Milestone and licensing fees	—	62	125	212

Total revenues	(11)	4,269	6,214	7,737

Operating costs and expenses:
Cost of product sales	364	761	2,128	1,384
Research and development	1,552	2,554	5,828	7,713
Selling and marketing	8,931	2,003	17,261	6,073
General and administrative	1,901	1,911	5,992	5,561
Facility exit costs	723	—	723	—
Gain on redemption of debt	(11,162)	—	(11,162)	—

Total operating expenses	2,309	7,229	20,770	20,731

Loss from operations	(2,320)	(2,960)	(14,556)	(12,994)

Interest expense, net	(337)	(401)	(1,075)	(1,196)

Net loss	$(2,657)	$(3,361)	$(15,631)	$(14,190)

Basic and diluted loss per share	$(0.07)	$(0.11)	$(0.43)	$(0.49)

Basic and diluted weighted average number of common shares outstanding	38,577,458	30,134,586	36,040,465	29,045,982

Selected Balance Sheet Data
	September 30, 2004	December 31, 2003

Cash and cash equivalents	$27,503	$27,633
Trade accounts receivable, net	1,780	1,960
Inventory, net	2,278	855
Total current assets	32,460	31,914
Working capital	24,615	27,078
Total assets	87,600	84,159
Convertible notes	35,000	40,000
Total stockholders’ equity	43,542	35,944

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